Exhibit 99

News Release

FOR RELEASE –– JULY 15, 2014

Donald W. Blair, Chief Financial Officer, NIKE, Inc., named to Corning Board of Directors

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today appointed Donald W. Blair, executive vice president and chief financial officer for NIKE, Inc. (NYSE:NKE) to Corning’s Board of Directors, effective July 15, 2014.

Blair will serve on the board’s finance and audit committees. He will hold office until Corning’s annual meeting of shareholders in the spring of 2015, at which time he will stand for election to a one-year term. His appointment brings the number of Corning directors to 13.

Blair, 56, brings to the board extensive financial expertise and management experience at the international, operational and corporate levels. He has served as NIKE, Inc.’s CFO since 1999, with responsibility for strategy, investor relations and finance, including controllership, business and financial planning, treasury, tax and internal audit. Previously, he spent 14 years at PepsiCo, Inc., in a number of senior executive-level corporate and operating unit financial assignments, including CFO roles for PepsiCo Japan (based in Tokyo) and Pepsi-Cola International’s Asia Division (based in Hong Kong). He began his career in 1981 as an accountant with Deloitte Haskins & Sells in New York City.

Blair holds a Master of Business Administration and a Bachelor of Science degree in economics, both from the Wharton School at the University of Pennsylvania.

About Corning Incorporated
Corning (www.corning.com) is one of the world’s leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics, and optical physics to develop products that have created new industries and transformed people’s lives. Corning succeeds through sustained investment in R&D, a unique combination of material and process innovation, and close collaboration with customers to solve tough technology challenges. Corning’s businesses and markets are constantly evolving. Today, Corning’s products enable diverse industries such as consumer electronics, telecommunications, transportation, and life sciences. They include damage-resistant cover glass for smartphones and tablets; precision glass for advanced displays; optical fiber, wireless technologies, and connectivity solutions for high-speed communications networks; trusted products that accelerate drug discovery and manufacturing; and emissions-control products for cars, trucks, and off-road vehicles.

Media Relations Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com
Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com